AMENDED AND RESTATED EMPLOYMENT AGREEMENT


This Amended and Restated Employment Agreement
("Agreement"), dated as of August 1, 1999, is made by and between Maxicare Health Plans, Inc., a Delaware corporation (the
"Company"), and Richard A. Link, an individual ("Executive").

	RECITALS

WHEREAS, Executive is knowledgeable and skillful in the Company's business, has been employed by the Company for approximately eleven years and has served as Executive Vice President and Chief Financial Officer of the Company since December 11, 1997;
WHEREAS, Executive has been employed by the Company pursuant to that certain Employment Agreement dated as of December 11, 1997, by and between the Company and Executive, as amended by Amendment No. 1 thereto, dated May 8, 1998 (collectively, the "Original Employment Agreement").
WHEREAS, the Company has requested and the Executive has agreed to take on additional responsibilities as Chief Operating Officer of the Company and in connection therewith the Company and Executive have agreed to certain amendments to the Original Employment Agreement;
WHEREAS, Executive and the Company have agreed to amend and restate the Original Employment Agreement as set forth herein; and
 	WHEREAS, the Executive is willing to be employed by the Company under the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. 	Definitions.  As used in this Agreement, the
following capitalized terms shall have the following meanings, unless otherwise expressly provided or unless the context otherwise requires:
(a) 	"Annualized Compensation" means the
Executive's average annualized "compensation" actually received from the Company for the period commencing August 1, 1999 and terminating on the date on which a "Change of Control", as hereinafter defined, occurs (the "Compensation Period"). The "compensation" received during such Compensation Period shall be annualized and averaged for the purposes of determining Annualized Compensation. For the purposes hereof, "compensation" during the Compensation Period shall be limited to Executive's base salary, bonuses and other items actually received by Executive during the Compensation Period and reported as income on the Company's W-2 for the Executive for such period(s) during the "Compensation Period"; provided, however Annualized Compensation shall not include the "Signing Bonus" paid to Executive pursuant to Section 4(b) below.
(b) "Board" means the Board of Directors of the Company.

(c)	"Cause" means, as used with respect to the
involuntary termination of Executive:
(i) 	The continued failure or refusal by
Executive to substantially perform his duties pursuant to the terms of this Agreement;
(ii)  The engaging by Executive in
misconduct or inaction materially injurious to the Company; or
(iii)  The conviction of Executive for a
felony or of a crime involving moral turpitude.
(d)	"Change of Control" means any transaction or
occurrence after the date hereof as the result of which:
(i)	the Company shall cease to be a
publicly owned corporation having at least 300 stockholders;
(ii) any person or group of persons (as
defined in Rule 13d-5 promulgated
under the Securities Exchange Act of
1934 (the "Act")), together with its
affiliates, is or becomes the
beneficial owner (as defined in Rule
13d-3 promulgated under the Act),
directly or indirectly, of securities
of the Company (including securities
convertible into or exercisable for
securities of the Company) ordinarily
having the right to vote in the
election of directors which together
represent, after giving effect to any
conversion or exercise, in excess of
forty percent (40%) of the combined
voting power of the Company's
outstanding securities ordinarily
having the right to vote in the
election of directors;
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(iii) Continuing Directors (as defined
below) shall cease for any reason to constitute at least a
majority of the Board;
(iv)	the Company shall merge or consolidate
with any other person or entity other than a subsidiary, and, upon the consummation of such transaction, holders of the Common Stock immediately prior to such transaction own less than sixty percent (60%) of the equity securities of the surviving or consolidated entity;
(v)	all or substantially all of the assets
of the Company are sold or transferred to another person or entity in a single transaction or a series of related transactions; or
(vi) the sale of all of the capital stock or substantially all of the assets of both Maxicare (the "California HMO") and Maxicare Indiana, Inc. (the "Indiana HMO").
Notwithstanding the foregoing, a Change of Control shall not include the filing by or on behalf of, or entering against, the Company or its subsidiaries of (a) a petition, decree or order of bankruptcy or reorganization, or (b) a petition, decree or order for the appointment of a trustee, receiver, liquidator, supervisor, conservator or other officer or agency having similar powers over the Company or its subsidiaries, including any such petitions, orders or decrees filed or entered by federal or state regulatory authorities.

(e)	"Continuing Director" means any individual
who is a member of the Board as of August 1, 1999 or any subsequent director nominated by the Board for election by the stockholders or appointed to the Board, which nomination or appointment is made with the affirmative vote of a majority of Continuing Directors then serving on the Board. Continuing Directors as of August 1, 1999 are listed on Exhibit A attached hereto and made a part hereof, and

(f)	"Good Reason" means, with respect to the
voluntary termination by Executive, the occurrence, without the Executive's express written consent, of any of the following:
(i)	Except as provided in Section 2 hereof,
the assignment to Executive by the Company of any duties materially inconsistent with, or the diminution of, Executive's positions, titles, offices, duties and responsibilities with the Company, as provided in Section 2 below, or any removal of Executive from, or any failure to re-elect Executive to, any titles, offices or positions held by Executive pursuant to said
Section 2;
(ii) Except as in accordance with the terms hereof, a reduction by the Company in Executive's base salary or any other compensation provided for herein;

(iii) The failure by the Company to continue
in effect any material benefit or compensation plan to which Executive is entitled, hereunder, or plans providing Executive with substantially similar benefits, the taking of any action by the Company which would materially and adversely affect Executive's participation in, or materially reduce Executive's benefits under, any such benefit plan or deprive Executive of any material fringe benefits enjoyed by Executive hereunder, or the failure by the Company to provide Executive with the number of paid vacation days to which Executive is then entitled (based on years of service) under the Company's normal vacation policies and practices in effect on the date hereof or in effect from time to time hereafter; provided, however, that the occurrence of any of the foregoing shall not constitute "Good Reason" to the extent that such occurrence is part of a change in benefits, compensation, policies or practices that affect either: (i) substantially all of the employees of the Company or
(ii) all other senior executives of the Company of comparable or lower status to the Executive;
(iv)	The failure of the Company to obtain
the explicit assumption in writing of its obligation to perform this Agreement by any successor as contemplated in Section 18(a) hereof; or
(v)	A change or relocation of Executive's
place of employment, as designated in Section 2 hereof, without his written consent, other than within thirty (30) miles of such agreed-upon location.
 		(g)	"Incapacity" means the absence of the
Executive from his employment or the inability of Executive to perform his duties pursuant to this Agreement by reason of mental or physical illness, disability or incapacity for a period of four (4) months or more during any twelve (12) month period during the term hereof.

(h)	"Sale Transaction" means the sale by the
Company of eighty percent (80%) or more of the Company's assets (as defined below) or a merger or other transaction(s) where the then stockholders of the Company cease to own a majority of the outstanding voting capital stock of the surviving entity or the sale of a majority of the Company's then issued and outstanding stock. For the purposes hereof a sale of "eighty percent (80%) or more of the Company's assets" shall mean the sale, in a single transaction or as part of a series of related transactions, by the Company of: (i) assets constituting 80% or more of the Company's book value, calculated according to generally accepted accounting principles; or (ii) the sale of the stock and/or substantially all of the assets of the California HMO and/or the Indiana HMO.
2. 	Employment, Services and Duties.
(a)	The Company hereby employs Executive as
Chief Operating Officer ("COO") and Executive Vice President - Finance and Administration, Chief Financial Officer ("CFO") and in such similar capacities with respect to any of the Company's subsidiaries as the Board of such subsidiaries shall from time to time direct. Subject to his continued employment as such by the Board, Executive shall have and perform the duties and have the powers and authority of COO, Executive Vice President - Finance and Administration and CFO. As COO, Executive Vice President - Administration and Finance, and CFO, Executive shall supervise, control, and be responsible for such administrative and financial aspects of the business activities and affairs of the Company and its subsidiaries, as may be specified by the Board, the Company's President or the Company's Chief Executive Officer ("CEO"). Notwithstanding the foregoing, Executive shall perform such duties and have such control and responsibilities over the financial, accounting, and operational affairs and reporting of the Company are normally associated with the positions of COO and CFO. In connection with the performance of his duties hereunder, Executive shall report to and be supervised by the Company's CEO or President.
(b)	Notwithstanding anything to the contrary
contained above, the Executive may at any time during the term hereof resign his position and functions as COO or CFO; provided that the Board in its sole discretion agrees to a suitable replacement for such position. The termination of Executive's services as COO or CFO pursuant to this Section 2(b), shall not be deemed to be a breach of this Agreement by the Company or Executive or Good Reason pursuant to Section 1(f)(i) above and this Agreement shall remain in full force and effect, pursuant to its terms and any amendments thereto, with respect to Executive's continued service to the Company as COO or CFO, as the case may be, and Executive Vice President- Finance and Administration.

(c)	Executive shall render his services generally in,
and shall not be obligated to maintain his office in any place other than, Los Angeles, California, or its environs.
3. 	Acceptance of Employment.  Executive hereby
accepts employment hereunder and agrees to devote his full time, energy and skill to such employment. Notwithstanding the foregoing, Executive may engage in other personal business so long as the performance of such activities does not materially interfere with the efficient and timely performance of the Executive's duties hereunder.

4. 	Compensation.
(a)	As compensation for all services to be
rendered by Executive hereunder, the Company shall pay to Executive a base salary at the rate of $400,000 per annum, (the "Base Salary") with such increases and/or bonuses as may be determined from time to time by the Board in its sole discretion; provided however, nothing herein shall require that the Company pay any bonus to Executive or increase the Base Salary. Said Base Salary shall be payable in equal semi-monthly installments or in such other installments as the Company may from time to time pay other similarly situated employees.
(b)  As soon as practicable after execution of
this Agreement, but no later than ten (10) working days, the Company shall pay to Executive a signing bonus in the amount of $100,000 (the "Signing Bonus").
5. 	Benefits.
(a) 	During the term of this Agreement, in
addition to the compensation provided for in Section 4 of this Agreement, Executive shall have the right to participate in any profit-sharing, pension, life, health and accident insurance, or other employee benefit plans presently adopted or which hereafter may be adopted by the Company under terms no less favorable to those offered or available to other senior executives of the Company of comparable or lower standing than the Executive.

(b) 	Executive shall be entitled to twenty (20)
days annual vacation time, during which time his compensation will be paid in full. Unused vacation days at the end of any pay period(s) may be carried over to a subsequent pay period(s), provided that the cumulative number of vacation days accruing from and after the date of this Agreement carried over in any one pay period shall not exceed twenty (20) days. Executive shall under no circumstances be entitled to cash in lieu of vacation days, except in the event of his termination of employment with the Company and then only as specifically provided in Section 8 hereof.

(c) 	The Company shall provide Executive with a
monthly automobile allowance of One Thousand One Hundred Dollars ($1,100.00) and a car phone for use in such automobile.
(d) The Company agrees to grant to Executive, effective as of the date hereof, options under one or more of the Company's 1990, 1995 or 1999 Stock Option Plans to purchase up to 50,000 shares of common stock of the Company at an exercise price equal to the closing price of the Company's common stock on September 16, 1999 or $4.50 per share(the "Options"). The Options shall have a term of ten (10) years and shall vest as follows:

(i) 	5,200 shares exercisable immediately;
			and
(ii)	an additional 1,600 shares on the last
			day of each month
thereafter during the 	term hereof
commencing on September 30, 1999.

6. 	Expenses.  The Company shall reimburse Executive
for all reasonable travel, hotel, entertainment and other expenses incurred by Executive in the discharge of Executive's duties hereunder, in accordance with Company policy regarding same, only after receipt from Executive of vouchers, receipts or other reasonable substantiation of such expenses acceptable to the Company. At Executive's election, Executive's spouse may accompany him in connection with all travel and entertainment undertaken for the benefit of the Company, and the Company shall promptly reimburse Executive for all travel, hotel, entertainment or other related expenses incurred for Executive's spouse, under the same terms and conditions as set forth above, it being acknowledged that Executive's spouse will render valuable services in meeting and entertaining business associates and their spouses and that Executive's employment will be facilitated by the spouse's performance of such functions. The Company acknowledges and agrees that Executive (and spouse, if applicable) shall be entitled to first class
travel and hotel accommodations	while traveling on the
Company's behalf.
7. 	Term of Employment.  The term of employment
hereunder shall be for a period of twenty-nine (29) months, commencing as of the date hereof and terminating on December 31, 2001 (the "Expiration Date"). Executive's employment with the Company pursuant to this Agreement and the term of this Agreement shall terminate upon the occurrence of any of the following events:

(a) 	The death of Executive;
(b) 	Executive voluntarily leaves the employ of
the Company, with or without the consent of the Company, and without Good Reason;

(c) 	At the election of the Company in its sole
discretion upon the Incapacity of Executive;
(d) 	The Company terminates this Agreement for
Cause;
(e) 	The Company terminates this Agreement for
any reason other than as set forth in Sections 7(a), 7(c) or 7(d) hereof or Executive terminates this Agreement for Good Reason; or
(f) 	 Executive elects to terminate this
Agreement within 120 days of a Change of Control pursuant to
Section 9, below.
8. 	Compensation Upon Termination; Severance
(a) 	In the event this Agreement is terminated
under Section 7 hereof, the Company shall be obligated to pay or provide to Executive (or his legal representatives, as the case may be) under this Agreement the following and only the following:
(i) 	Termination For Cause or Voluntarily by
Executive Other Than for Good Reason. If during the term of this Agreement, the Agreement is terminated pursuant to Sections 7(b) or 7(d), then the Company shall pay to the Executive as soon as practicable, but in no event later than thirty (30) days after the date of such termination, the Base Salary due Executive under Section 4 hereof, up to the date of termination, along with all benefits due Executive under Section 5 through the date of termination, such benefits to be paid in the ordinary course and with respect to the benefits due under
Section 5(c) pro rated as applicable. Executive shall not be entitled to any other payments under this Agreement.

(ii) Termination After Change of Control.
(A) 	If Executive elects to terminate
this Agreement within 120 days of a Change of Control pursuant to Section 9, below, Executive shall at his election be entitled to receive as his sole benefits under this Agreement either of the following: (y) the benefits set forth in Section 8(a)(i) above and a lump sum payment equal to 2.99 times Executive's Annualized Compensation (the "Change of Control Payment") or (z) if applicable, the Sale Bonus pursuant to Section 10 below.
(B) 	If this Agreement is terminated
pursuant to Section 7(e) above, after 120 days of a Change of Control but within 365 days of a Change of Control, Executive shall be entitled to payments equal to the Severance Benefits determined under Section 8(a)(iv), below.

(C) 	If this Agreement is terminated
pursuant to Section 7(e) above, within 120 days of a Change of Control, Executive shall be entitled to the greater of the Change of Control Payment determined under Section 8(a)(ii)(A) or the Severance Benefits determined under Section
8(a)(iv)below.

(D)  Notwithstanding anything to the
contrary contained herein, in the event of a Change of Control in connection with a Sale Transaction or a Change of Control followed by a Sales Transaction, Executive may elect to terminate this Agreement within 120 days of such Change of Control pursuant to Section 9 below and receive at his election, in lieu of the compensation set forth in subsections 8(a)(ii)(A) through (C) hereof, one and only one of the following payments:
(x) the Sale Bonus pursuant to Section 10 below; (y)the Change of Control Payment or (z)the Severance Benefits pursuant to
Section 8(a)(iv) below.
(iii)  Termination for Death or Incapacity.
If this Agreement terminates pursuant to Section 7(a) or 7(c) above, the Company shall pay to the Executive, the beneficiaries designated in writing by the Executive, or the Executive's estate, as applicable, as soon as practicable, but in no event later than thirty (30) days of the date of such termination, an amount equal to the sum of (A) the Base Salary due Executive under Section 4 hereof, up to the date of termination, along with all benefits due Executive under Section 5 through the date of termination, such benefits to be paid in the ordinary course and with respect to the benefits due under Section 5(b) pro rated as applicable; plus (B) an amount equal to ninety (90) days' Base Salary prorated based on Executive's then annual Base Salary under Section 4 hereof. Additionally, if the termination is on account of Incapacity arising under Section 7(c) hereof, the Company shall provide for the continuation of any health and life insurance benefits until the Expiration Date, unless Executive commences employment elsewhere prior to the Expiration Date in which case the health and life insurance benefits will be reduced or eliminated, as the case may be, to take into account the health and life insurance benefits available to the Executive by the new employer.

(iv)   Termination Without Cause or for Good
Reason.

(A) Subject to the provisions of
Section 8(b) below and subject to reduction to take into account any payments pursuant to (B) below, if prior to the Expiration Date of this Agreement or prior to its termination pursuant to Sections 7(a)- 7(d) or 7(f) hereof, this Agreement is terminated pursuant to Section 7(e) above, the Executive shall receive within five (5) business days of the date of satisfaction of the provisions of Section 8(b) the following: (w) an amount equal to the balance of Executive's then annual Base Salary which would have been paid over the remainder of the term of this Agreement pursuant to Section 4 hereof, (x) the "Expiration Payment", as such term is defined in subsection 8(c) below, calculated as of the date of termination;(y) immediately be vested in all stock options not otherwise already vested; and (z) continue to receive all benefits or additional amounts described in
Section 5 hereof, for the period between the termination date and the Expiration Date.
(B)	Solely in the event the
conditions of Section 8(b) have not been satisfied, Executive shall receive: (w) his current Base Salary through the remainder of the term of this Agreement, (x)the Expiration Payment calculated as of the date of termination; (y) immediate vesting in all stock options not otherwise already vested; and (z) all benefits or additional amounts described in Section 5 hereof, for the period between the termination date and the Expiration Date. All payments pursuant to this subsection 8(a)(iv)(B) shall be made when such payments would have otherwise been due under this Agreement.

(C) The benefits or additional
amounts described in Section 5 shall be paid or provided to Executive pursuant to subsections 8(a)(iv)(A) and (B) above as and when such amounts or benefits would have been paid to Executive had such termination not occurred until the first to occur of:(x) the Expiration Date, (y) Executive's Death, or (z) until such time as Executive obtains other employment which offers such benefits to its employees of similar stature with the Executive and Executive is eligible to receive such benefits. In the event any benefit obtained or available to the Executive in his new employment is less than such benefit being provided pursuant to Section 5, the Company will provide for or pay the monetary costs of such incremental benefits. In the event such benefits or additional amounts cannot be provided under the terms of any plan, the monetary value of substitute coverage for any such additional amounts or benefits shall be paid in lieu of continued participation under such plan. All of the payments or benefits to be received by the Executive after the termination of this Agreement pursuant to this Section 8(a)(iv) hereinafter referred to as the "Severance Benefits".

THE SEVERANCE BENEFITS PROVIDED IN THIS SECTION
8(a)(iv) SHALL BE PAID TO EXECUTIVE AS LIQUIDATED DAMAGES FOR ALL CLAIMS EXECUTIVE WOULD HAVE WITH RESPECT TO (i) THE TERMINATION OF THIS AGREEMENT,(ii) ANY COMPENSATION DUE EXECUTIVE FROM THE COMPANY PURSUANT TO THIS AGREEMENT AND (iii) THE INJURY TO EXECUTIVE'S REPUTATION AS A RESULT OF SUCH TERMINATION. IN CONNECTION THEREWITH, THE PARTIES AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO FIX THE ACTUAL AMOUNT OF SUCH DAMAGES AND CLAIMS DUE EXECUTIVE WITH RESPECT THERETO AND THAT SUCH SEVERANCE BENEFITS SHALL CONSTITUTE A REALISTIC AND REASONABLE VALUATION OF THE DAMAGES WITH RESPECT TO EXECUTIVE'S CLAIMS. FURTHERMORE, EXECUTIVE SHALL NOT BE REQUIRED TO MITIGATE HIS DAMAGES BY SEEKING OTHER EMPLOYMENT OR OTHERWISE, AS THE DAMAGES RESULTING TO HIM AS A CONSEQUENCE OF THE LOSS OF THE UNIQUE EMPLOYMENT ARRANGEMENT SET FORTH HEREIN COULD NOT BE MITIGATED BY SEEKING EMPLOYMENT ELSEWHERE, NOR SHALL ANY MONIES EARNED BY EXECUTIVE IN ANY CAPACITY AFTER SUCH TERMINATION OR BREACH ACT TO REDUCE SUCH DAMAGES OR THE AMOUNT OF ANY SEVERANCE BENEFITS TO WHICH EXECUTIVE IS ENTITLED HEREUNDER.
_______				_______
Initial				Initial
(b) 	Release.  As consideration for and a
condition precedent to the Company's obligation to provide the payments required pursuant to Section 8(a)(iv)(y) and (z) above, on or before such payment is made to Executive pursuant to such Sections, Executive shall simultaneously execute and deliver to the Company a release, in a form acceptable to the Company and its counsel, of all claims against the Company arising out of or pursuant to this Agreement or Executive's employment with the Company pursuant hereto, including any claims for Severance Benefits or compensation hereunder, except for claims pursuant to Sections 13 and 15 hereof.

(c) 	Severance.  In the event the Agreement has
not previously been terminated and Executive does not receive, within 90 days before the Expiration Date, an offer for a new employment agreement (i) containing terms and provisions no less favorable (with respect to provisions for term of employment, benefits, bonuses, and other material terms) than those set forth in this Agreement (as such may be modified from time to time) and (ii) providing for an annual base salary of no less than Executive's then existing annual Base Salary, and as a result of the absence of such offer Executive leaves the employ of the Company on or within 90 days before the Expiration Date, the Company shall pay to Executive, severance pay in a lump sum amount equal to Executive's then annual Base Salary as of the Expiration Date (the "Expiration Payment").

(d) Deduction Limitation.  Anything in this
Agreement to the contrary notwithstanding, in the event the Company's independent public accountants (the "Accounting Firm") shall determine that receipt of all payments due Executive under
Section 7 of this Agreement after a termination of employment would cause any portion of such payments to be nondeductible by Company because of Code Section 162(m) (the "Nondeductible Amount"), payment of such Nondeductible Amount shall at the Company's discretion be deferred until the later of the fifth day of January of the year following the year in which occurs the date of termination, or the date such payment is otherwise required under Section 8 (without regard to this Section 8(d)) (the "Payment Date"). In the event this Section 8(d) results in a deferral in excess of 60 days after the Payment Date, the Nondeductible Amount subject to deferral shall bear interest at the Applicable Federal Rate (determined under Code Section 7872(f)(2) on the date of termination) from the Payment Date to the date payment is actually received by Executive.
9. 	Termination upon Change of Control.  If, prior to
the termination of this Agreement, there shall occur any Change of Control, Executive, in his sole discretion, may elect to terminate this Agreement within one hundred twenty (120) days after such Change of Control by giving written notice of such election to the Company.
10. 	Sale Bonus.
Subject to Section 8(a)(ii)((D) above, upon the
occurrence of a Sale Transaction, the Company will pay to Executive, in cash, a sale bonus (the "Sale Bonus"). The Sale Bonus shall equal one percent (1%) of the aggregate net proceeds actually received by the Company or its stockholders from a Sale
Transaction (the "Sale Price")in excess of $80,000,000.	In
the event of Sale Transaction involving the sale of assets or stock of the California HMO, the Indiana HMO, Maxicare Louisiana, Inc. and/or other subsidiaries of the Company, the Sale Price, shall be deemed to be equal to the sale price of the assets or stock sold net of the costs and expenses of the Sale Transaction. In the event of Sale Transaction involving a merger or the sale of the Company's capital stock, the Sale Price of the Company for the purpose of calculating the Sale Bonus above shall be deemed to be the value of the aggregate consideration received by the Company's stockholders for their shares.

Subject to Section 8(a)(ii)(D)above, if Executive's
employment terminates, pursuant to Section 7(b) for Good Reason or 7(e) hereof (collectively, the "Termination Event"), Executive shall nevertheless be entitled to receive a Sale Bonus, if the relevant sale agreement(s) are executed by all parties thereto within ninety (90) days after the date of Executive's termination as a result of a Termination Event.
11.	Covenant Not to Compete.

(a) 	Subject to Section 11(b) below, Executive
covenants and agrees that, in the event this Agreement terminates prior to the Expiration Date of this Agreement pursuant to either: (i) Section 7(d) and both of the following occur: (y) Executive accepts a position with a Competitor, as hereinafter defined, within 150 days after the termination date of this Agreement and (z) Executive engaged in discussion(s) regarding employment with such Competitor within 90 days prior to the termination date of the Agreement or (ii) Section 7(b) without Good Reason; then and in such event Executive will not, directly or indirectly, own, manage, operate, join, control or become employed by, or render any services of any advisory nature or otherwise, or participate in the ownership, management, operation or control of, business which competes or attempting to compete with any of the business of the Company or any of its affiliates (a "Competitor"); provided, however, nothing contained herein shall prohibit Employee from directly or indirectly, owning, managing, operating, joining, controlling or become employed by, or rendering any services of any advisory nature or otherwise, or participating in the ownership, management, operation or control of a division, subsidiary or affiliate of any Competitor which does not at the time of and for the duration of its employment of Employee compete with or has plans to compete with the any of the businesses of the Company in the geographic locations in which the Company then does business or actively plans to do business. In addition, in the event of a termination of Executive's employment with the Company pursuant to Sections 7(c), 7(e) or 7(f), this provision shall be rendered null and void.
(b)  Notwithstanding the foregoing, the
provisions of subsection 11(a) shall not apply in the event:
(i) that at any time prior to or on July 31, 2000 (y) a CEO is elected or appointed to replace Paul R.
Dupee, Jr., who Executive determines in Executive's sole discretion, Executive will be or is unable to work harmoniously with or (z) there occur material and adverse changes to the business or operations of the Company which renders the Company actually insolvent (collectively and individually, an "Early Termination Event"), Executive may terminate this Agreement and enter into employment with a Competitor; provided that, Executive (aa) notifies the Company in writing of the occurrence of an Early Termination Event prior to entering into discussions with a Competitor and (bb)gives the Company no less than three months prior written notice of his termination of employment to join a Competitor ("Executive Termination Notice");
  			(ii) that at any time after July 31, 2000, Executive gives the Company a timely Executive Termination
Notice; or

(iii)  Executive shall not be prevented from
investing his assets in such form or manner as will not require any services on the part of Executive in the operation of the affairs of a company in which investments are made, provided such company is not engaged in a business competitive to the Company, or if it is in competition with the Company, provided its stock is publicly traded and Executive owns less than one percent (1%) of the outstanding stock of that company.

12.	Confidentiality.  Executive covenants and agrees
that he will not at any time during or after the termination of his employment by the Company reveal, divulge or make known to any person, firm or corporation any information, knowledge or data of a proprietary nature relating to the business of the Company or any of its affiliates which is not or has not become generally known or public. Executive shall hold, in a fiduciary capacity, for the benefit of the Company, all information, knowledge or data of a proprietary nature, relating to or concerned with, the operations, customers, developments, sales, business and affairs of the Company and its affiliates which is not generally known to the public and which is or was obtained by the Executive during his employment by the Company.
Executive recognizes and acknowledges that all such information, knowledge or data is a valuable and unique asset of the Company, and accordingly he will not discuss or divulge any such information, knowledge or data to any person, firm, partnership, corporation or organization other than to the Company, its affiliates, designees, assignees or successors or except as may otherwise be required by the law, as ordered by a court or other governmental body of competent jurisdiction, or in connection with the business and affairs of the Company.

	13.	Indemnification.
(a)	The Company shall indemnify Executive,
whether or not then in office, to the fullest extent provided for in the Company's Articles of Incorporation or Bylaws, as in effect, or as may thereafter be amended, modified or revised from time to time (collectively, "Company's Articles"), or permitted under the law of Delaware or such other state in which the Company may hereafter be domiciled, against any and all costs, claims, judgments, fines, settlements, liabilities, and fees or expenses (including, without limitation, reasonable attorneys' fees) incurred in connection with any proceedings (including, without limitation, threatened actions, suits or investigations) arising out of, or relating to, Executive's actions or inactions as an officer or employee of the Company at any point during his employment by or service to the Company, whether under this Agreement or otherwise ("Executive's Tenure"), including, but not limited, to all such actions or inactions arising on or before March 16, 1989. The indemnification contemplated under this Section 12(a) shall be provided to Executive unless, at the time indemnification is sought, such indemnification would be prohibited under the law of Delaware or of the state in which the Company may then be domiciled; the Company may rely on the advice of its counsel in determining whether indemnification is so prohibited.

(b)	In the event of any actual or threatened
investigation, administrative proceeding or litigation by any federal, state or local governmental authority (including agencies thereof) against the Company or any other officer or employee of the Company arising from actions taken or events occurring at any point during Executive's Tenure, in which proceedings Executive is not a party or threatened to be made a party but which require Executive's attendance and if, under applicable law, or the rules or regulations of the particular governmental authority, counsel for the Company cannot additionally represent Executive upon the provision of proper substantiation, or such simultaneous representation would not be permitted under the applicable canons of ethics governing attorneys-at-law, then: (i) Executive shall have the right to retain such personal legal counsel, accounting advisors and experts as may be reasonably necessary in connection with such attendance, (ii) the Company shall promptly reimburse Executive, whether or not then in office, for all reasonable expenses incurred by him in retaining the above counselors, advisors and experts and (iii))if Executive is no longer employed by the Company at the time Executive's attendance is required at proceeding contemplated by this Section 13(b), then, in all events, and in addition to the reimbursement described in (ii) above, the Company shall pay to Executive a stipend in the amount of Five Hundred Dollars ($500) per day for each day or any portion thereof during which Executive is in attendance and shall reimburse Executive for all reasonable travel, hotel and living expenses incurred by him in connection with such attendance.

(c) 	Any reimbursement or indemnification under
this Section 13 shall be made no later than 10 days after receipt by the Company of the written request of Executive, together with, with respect to expenses incurred, vouchers, receipts or other reasonable substantiation.
(d) 	If Executive is entitled under any provision
of this Section 13 to indemnification by the Company for some or a portion of the expenses, judgments, fines, or penalties actually and reasonably incurred by him in the investigation, defense, appeal or settlement of any action, suit or other proceeding, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Executive for the portion of such expenses, judgments, fines or penalties to which Executive is entitled.
(e) 	The indemnification provided under this
Section 13 shall not be deemed exclusive of any other rights to which Executive may be entitled under the Company's Articles, any resolution of the Board of Directors, any agreement, any vote of shareholders or disinterested directors, insurance contracts, the law of Delaware or any other state in which the Company may hereafter be domiciled, or otherwise, both as to actions or inactions in Executive's official capacity or in any other capacity at any point during Executive's Tenure, even though he may have ceased to serve as an officer or employee of the Company at the time of any action, suit or other proceeding. Amounts payable as indemnification under this Section 13 shall be reduced by the amount of any other sums received by Executive for the same purpose pursuant to any of such other provisions.

(f) 	In the event of any change, after the date
of this Agreement, in any applicable law, statute, or rule which expands the right of a corporation domiciled in Delaware or the state in which the Company may hereafter be domiciled to indemnify an officer or employee, such change (to the extent permitted by applicable law) shall be automatically incorporated herein, without further action of the parties, to the extent that such change affects Executive's rights and the Company's obligations under this Section 13.

In the event of any change, after the date of this Agreement, in any applicable law, statute, or rule which narrows or restricts the right of a corporation domiciled in Delaware or the state in which the Company may hereafter be domiciled to indemnify an officer or employee, such change (to the extent permitted by applicable law) shall have no effect on the provisions of, or the parties' respective rights and obligations under this Section 13.
In the event of an amendment or other revision, after the date of this Agreement, to the Company's Articles which expands the right of the Company to indemnify an officer or employee, such change shall be automatically incorporated into this Agreement, without further action of the parties, to the extent that such change relates to Executive's rights and the Company's obligations under this Section 13.
In the event of an amendment or other revision, after the date of this Agreement, to the Company's Articles which narrows or restricts the right of the Company to indemnify an officer or employee, such change shall have no effect on the provisions of, or the parties' respective rights and obligations under, this Section 13.

The Company agrees to give Executive prompt notice of
any amendment to or modification of the Company's Articles which relate to its ability to provide the indemnification contemplated under this Section 13.
(g) 	Notwithstanding any other provision herein,
the Company shall not be obligated pursuant to the terms of this
Section 13:
(i) 	to indemnify or advance expenses to
Executive with respect to proceedings or claims (except counter-claims or cross claims) initiated or brought voluntarily by Executive and not by way of defense, except with respect to proceedings brought to establish or enforce a right under this Agreement or a right to indemnification under the Company's Articles, or any applicable law (including, without limitation, the requirements of the Delaware General Corporation Law), but such indemnification or advancement of expenses may be provided by the Company in specific cases if the Board of Directors finds it to be appropriate; or
(ii)  to indemnify Executive for any
expenses incurred by him with respect to any claim, issue or matter, raised in connection with a proceeding instituted by Executive to enforce or interpret the provisions of this Section 13, if a court of competent jurisdiction renders a final judgment determining that the material assertions made by Executive with respect to such claim, issue or matter were not made in good faith or were frivolous; or

(iii)  to indemnify Executive for expenses
or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) which have been paid directly to Executive by an insurance carrier under a policy of directors' and officers' liability insurance maintained by the Company; or
(iv) to indemnify Executive for expenses or
liabilities arising from the purchase and sale by Executive of securities of the Company in violation of federal or state securities laws; or
(v) to indemnify Executive for liabilities
or with respect to proceedings or claims relating to actions not taken in his capacity as an officer or employee or on behalf of the Company, including, without limitation, actions taken in his individual capacity as a shareholder.
14.	Equitable Remedies.  In the event of a breach or
threatened breach by Executive of any of his obligations under Sections 10 and 11 hereof, Executive acknowledges that the Company may not have an adequate remedy at law and therefore it is mutually agreed between Executive and the Company that, in addition to any other remedies at law or in equity which the Company may have, the Company shall be entitled to seek in a court of law and/or equity a temporary and/or permanent injunction restraining Executive from any continuing violation or breach of this Agreement.

15.	Advance of Fees and Expenses.  Subject to and
conditioned upon the Executive executing a promissory note, in form and substance acceptable to the Company's counsel, pursuant to which the Executive agrees to reimburse the Company if required by applicable law, the Company shall advance to Executive to the maximum extent provided for in the Company's Articles or permitted by the law of Delaware or such other state in which the Company may hereafter be domiciled, any fees or expenses which are included as indemnifiable fees or expenses pursuant to Section 13(a) above (including, without limitation, expenses of investigations, judicial or administrative proceedings or appeals, amounts paid in settlement by or on behalf of Executive, and legal, accounting or other professional fees and disbursements) which may be incurred by Executive.
Any advances contemplated under this Section shall be made to Executive unless, at the time the advance is requested, such advance would be prohibited under the law of Delaware or the state in which the Company may then be domiciled; the Company may rely on the advice of its counsel in determining whether an advance is so prohibited.

16.	Effective Date.  This Agreement shall be deemed
to be effective as of the date hereof.
17.	Termination of the Original Employment Agreement.
The Company and Executive agree that, effective as of August 1, 1999 the Original Employment Agreement shall be terminated and, except as expressly set forth herein, this Agreement constitutes the entire understanding between the parties hereto as of the date hereof regarding the subject matter hereof and supersedes all other prior agreements, understandings, negotiations and discussions of the parties whether written or oral.
18.	Miscellaneous.

(a)	This Agreement shall be binding upon and
inure to the benefit of the Company and any successor of the Company. This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company or by any merger, reorganization or other transaction in which the Company is not the surviving or resulting corporation or upon any transfer of all or substantially all of the assets of Company in the event of any such merger, or transfer of assets. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the surviving business entity or the business entity to which such assets shall be transferred in the same manner and to the same extent that the Company would be required to perform it if no such transaction had taken place. Neither this Agreement nor any rights arising hereunder may be assigned or pledged by Executive. Executive's rights to indemnification under Section 13 hereof, shall continue, despite the fact that Executive may cease to be employed by the Company, and shall survive the termination of this Agreement regardless of cause. This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
(b)	Except as otherwise provided by law or
elsewhere herein, Executive shall be entitled to all benefits as set forth herein notwithstanding the occurrence of the following events:
(i)	any act of force majeure which
materially and adversely affects the Company's business and operations, including but not limited to, the Company having sustained a material loss, whether or not insured, by reason of fire, earthquake, flood, epidemic, explosion, accident, calamity or other act of God;

(ii) any strike or labor dispute or court or
government action, order or decree;
(iii) a banking moratorium having been
declared by federal or state authorities;
(iv) an outbreak of major armed conflict,
blockade, embargo, or other international hostilities or restraints or orders of civic, civil defense, or military authorities, or other national or international calamity having occurred;
 	(v)	any act of public enemy, riot or civil
disturbance or threat thereof; or
(vi)  a pending or threatened legal or
governmental proceeding or action relating generally to the Company's business, or a notification having been received by the Company of the threat of any such proceeding or action, which could materially adversely affect the Company.
(c)	This Agreement may not be modified, altered
or amended except by an instrument in writing signed by the
parties hereto.
(d)	This Agreement shall be construed in
accordance with the laws of the State of California except to the extent that any provision of Sections 13 or 15 hereof may relate to an interpretation of the corporation laws of Delaware, the state in which the Company is domiciled, in which case such provision shall be construed in accordance with the corporation laws of that state.

(e)	Nothing in the Agreement is intended to
require or shall be construed as requiring the Company to do or fail to do any act in violation of applicable law. The Company's inability pursuant to court order to perform its obligations under this the Agreement shall not constitute a breach of this Agreement. If any provision of this Agreement is invalid or enforceable, the remainder of this Agreement shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall, nevertheless, remain in full force and effect in all other circumstances.
(f)	The parties hereto agree that any and all
disputes hereunder shall be submitted to a court located in Los Angeles, California and in this regard, the parties agree that they shall consent to personal jurisdiction in any state and/or the United States District Court for the Central District of California sitting in Los Angeles, California and agree to venue in the State of California (an "Action"). All costs and expenses (including attorneys' fees) incurred by the parties in connection with any Action arising under this Agreement, shall be apportioned between the parties by such court based upon such court's determination of the merits of their respective positions.

(g) Any notice to the Company required or
permitted hereunder shall be given in writing to the Company, either by personal service, telex, telecopier or, if by mail, by registered or certified mail return receipt requested, postage prepaid, duly addressed to the Secretary of the Company at its then principal place of business with a copy to Barry L. Burten, Esq., Jeffer, Mangels, Butler & Marmaro LLP, 2121 Avenue of the Stars, 10th Floor, Los Angeles, California 90067. Any such notice to Executive shall be given in a like manner, and if mailed shall be addressed to Executive at Executive's home, as set forth in the Company's records, with a copy to _________________________________________. For the purpose of determining compliance with any time limit herein, a notice shall be deemed given on the fifth business day following the postmarked date, if mailed, or the date of delivery if personally delivered or delivered by telex or telecopier.
(h)	A waiver by either party of any term or
condition of this Agreement or any breach thereof, in any one instance, shall not be deemed or construed to be a waiver of such term or condition or of any subsequent breach thereof.
(i)	The paragraph and subparagraph headings
contained in this Agreement are solely for convenience and shall not be considered in its interpretation.
(j)	This Agreement may be executed via facsimile
and/or in one or more counterparts, each of which shall constitute an original.
(k)  Executive acknowledges that he has been
advised that Barry Burten and other attorneys at Jeffer, Mangels, Butler & Marmaro, LLP have represented only the Company in connection with the negotiation of this Agreement and that the Company has advised Executive to seek the advice of separate counsel in connection with the negotiation of the terms of the Agreement and Executive's rights with respect to the Agreement. In connection therewith, Executive has been represented by and has consulted with independent counsel of his own choice with respect to the above and the negotiations which preceded Executive's execution of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

COMPANY:

MAXICARE HEALTH PLANS, INC.,
a Delaware corporation



By:_______________________________
      Paul R. Dupee, Jr.
      Chairman, President and
      Chief Executive Officer


MAXICARE HEALTH PLANS, INC.,
	a Delaware corporation



By:_______________________________
      Alan Bloom
      Secretary



EXECUTIVE:



By:_______________________________
      Richard A. Link

	EXHIBIT A



	  George H. Bigelow


Claude S. Brinegar


	    Florence Courtright


                         Robert Davies


                         Paul R. Dupee, Jr.


Thomas W. Field, Jr.


	  Elwood I. Kleaver


Dr. Charles E. Lewis


Simon Whitmey